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                                                                    Exhibit 10.9

                             CELEBRATE EXPRESS, INC.
                                  RETAINER PLAN
                           FOR NON-EMPLOYEE DIRECTORS

      As non-employee member of the Board of Directors (the "Board") of Celebrate Express, Inc. (the "Company"), you may from time to time have the right to receive payment of an annual retainer fee (the "Annual Retainer"), certain retainers or fees related to your service on a committee (a "Committee") of the Board (a "Committee Retainer"), and certain fees in connection with your attendance of Board or Committee meetings (a "Meeting Fee," with the Annual Retainer, Committee Retainer and any Meeting Fees which you are entitled to earn being referred to collectively as the "Retainer"). To the extent you become entitled to earn a Retainer, you will have the right to defer all or a portion of the Retainer pursuant to this Celebrate Express, Inc. Retainer Plan for Non-Employee Directors ("Retainer Plan"). Under the Retainer Plan, you may elect to defer all or a portion of your Retainer by electing in advance to be granted certain discounted stock options ("Discounted Options") under the Company's 2004 Equity Incentive Plan (the "2004 Plan") in full satisfaction of a Retainer payment.

      A Discounted Option shall be reflected in an Option Agreement issued under the 2004 Plan and entered into between you and the Company, which agreement (together with the 2004 Plan) shall form a contract between you and the Company regarding the specific terms and conditions of the Discounted Option.

Retainer Deferral; Discount Applied to Options

      If you elect to receive any of your Retainer in the form of Discounted Options under this Retainer Plan, you will receive an option to purchase shares of Common Stock of the Company under the 2004 Plan. The effect of the discount that applies to a Discounted Option is that the exercise price applicable to the Discounted Option will equal 33-1/3% of the fair market value of the Common Stock subject to the option on the grant date (as described in "Grant of Discounted Options" below). The number of shares subject to the Discounted Option is determined by dividing the amount of cash payable pursuant to the portion of the Retainer you elect to defer by 66-2/3% of the Fair Market Value (as defined in the 2004 Plan) of a share of our Common Stock as of the grant date. The Discounted Option will have a term of ten (10) years from the grant date and will be subject to earlier termination on the date that is ninety (90) days following the date on which you cease being a Director, Employee or Consultant to the Company (as such terms as defined in the 2004 Plan).

      Further details with respect to the Discounted Options will be described in the Company's prospectus for the 2004 Plan's "Automatic Grant Program and Retainer Option Grant Program."

Election

      To elect to defer all or a portion of your Retainer with respect to any Retainer payment that you might earn or be eligible to earn, you must complete an Election Form in the form attached hereto as Exhibit A. You may elect to defer 0%, 50% or 100% of your Retainer for the

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applicable year as to which the Election Form is effective. To file your election, you must submit a completed Election Form to the Company's _______. To the extent that you are entitled to receive multiples forms of Retainers (e.g., both an Annual Retainer and a Committee Retainer), the percentage reflected in your Election Form shall be applied to all types of Retainers which you are entitled to earn for the applicable year.

      With respect to any fiscal year of the Company in which you are eligible to earn a Retainer, and provided the Company is continuing in its discretion this Retainer Plan throughout such year, you must file your Election Form on or prior to May 15th of the prior year (the "Election Deadline"); provided however
(a) if you first become eligible to receive an Annual Retainer by joining the Board as a Non-Employee Director (as such term is defined in the 2004 Plan) after the Election Deadline with respect to a particular year, you must file your Election Form on or prior to the 30th day following the date on which you first become eligible to receive a Retainer, (b) if you first become eligible to receive a Committee Retainer by being appointed to a Board committee after the Election Deadline for that year, you must file your Election Form on or prior to the 30th day following the date on which you are appointed to that committee, and (c) with respect to the period beginning on the effective date of the Company's initial public offering (the "IPO Date") and ending on May 31, 2005 (the "First Period"), you must have filed your Election Form with the Company on or prior the date on which the underwriting agreement to which the Company is a party in connection with the IPO is executed by all parties thereto.

      If you do not submit an Election Form to the Company by the date specified below with respect to a particular year (including with respect to the First Period), you will be deemed to have elected to receive 0% of your Retainer in the form of Discounted Options with respect to that year or period and you should expect to receive any portion of the Retainer that you earn for such year or period in cash.

Grant of Discounted Options

      Discounted Options granted pursuant to this Retainer Plan will be granted automatically granted under this terms of the 2004 Plan as follows:

      (a)   Grant Dates.

            (i) Annual Retainer and Committee Retainer. Discounted Options granted in connection with your Annual Retainer and any Committee Retainer to which you will may become entitled for the applicable year will be granted on the first business day of such year for which an effective Election Form is on file with the Company (such date, the "grant date" with respect to such Discounted Options); provided however that (a) for the First Period, the grant date shall be the IPO Date, and (b) with respect to any Election Form that becomes effective after the Election Deadline in accordance with the above provisions of this Retainer Plan, the grant date shall be the first business day following the date on which your Election Form becomes effective. Discounted Options granted under this paragraph shall be vested and exercisable as of the grant date as to 25% of the shares subject to such Discounted Option, and shall, subject to your remaining eligible to be paid a Retainer during such period (by remaining in continuous service on the Board or the committee), continue vesting and become exercisable as to additional


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increments of 25% of the shares subject to the Discounted Option as of the first day of the three successive quarters following the grant date.

            (ii) Meeting Fees. Discounted Options granted in connection with any Meeting Fees that you earn shall be granted on the last business day of the calendar quarter in which such Meeting Fees were earned provided that an effective Election Form is on file with the Company for the fiscal year in which the calendar quarter falls (such date, the "grant date" with respect to such Discounted Options). Discounted Options granted under this paragraph shall be vested and exercisable as of the grant date as to all of the shares subject to such Discounted Option.

      (b) Exercise Price. Discounted Options shall have an exercise price calculated as described above in "Retainer Deferral" where the Fair Market Value of our Common Stock is determined as provided in the 2004 Plan with respect to the grant date; provided however that the Fair Market Value of the Company's Common Stock on the IPO Date shall be deemed to be the public offering price as reflected in the final prospectus for the IPO.

Example

      The following example illustrates how this Retainer Plan is intended to operate:

      Assume you elect to have 100% of your Retainer for a particular fiscal year paid to you in the form of Discounted Options. Assume that your Annual Retainer for that year equals $10,000, you expect to earn a Committee Retainer of $5,000 for that year by remaining on a Committee throughout that year, and you will earn Meeting Fees equal to $1,000 per Board or Committee meeting that you attend. You attend one Board meeting and one Committee meeting during the first quarter of that year, and one Board meeting during the second quarter.

      On the first business day of the fiscal year, the Fair Market Value of a share of our Common Stock is $20. On the last business day of the first calendar quarter of that fiscal year, the Fair Market Value of a share of our Common Stock is $22, and on the last business day of the second calendar quarter of that fiscal year, the Fair Market Value of a share of our Common Stock is $25.

      On the first business day of the fiscal year, you will be granted a Discounted Option to purchase 1,124 shares of our Common Stock ($15,000 (sum of Annual and Committee Retainers)/($20 x .66667) = 1,124 shares (rounded down to the nearest whole share)). The exercise price is $6.67 per share ($20 x .33333) (rounded up to the nearest whole cent). This option will be vested and exercisable on the grant date as to 281 shares, and will vest and become exercisable on the first day of each of the next three quarters following the grant date as to an additional 281 shares (provided you continue to serve on the board and the committee throughout such period).

      On the last business day of the first quarter, you will be granted a Discounted Option to purchase 136 shares of our Common Stock ($2,000/($22 x ..66667) = 136 shares (rounded down to the nearest whole share)). The exercise price is $7.33 per share ($22 x .33333). The option will be fully vested on the grant date.


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      On the last business day of the second quarter, you will be granted a
Discounted Option to purchase 59 shares of our Common Stock ($1,000/($25 x ..66667) = 59 shares (rounded down to the nearest whole share)). The exercise price is $8.33 per share ($25 x .33333). The option will be fully vested on the grant date.

Amendment of the Retainer Plan

      Notwithstanding any election you may have made under the Retainer Plan, or any other action by the Company to the contrary with respect to the Retainer Plan, the Board (or a committee to whom the Board has delegated authority under the 2004 Plan to administer either the 2004 Plan or this Retainer Plan) retains the right to terminate this Retainer Plan at any time, including during a year or period in which an effective Election Form is on file with the Company, for any reason in its sole discretion including in order to avoid the depletion of shares under the 2004 Plan as a result of a decline in the Fair Market Value of the Common Stock.


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